Exhibit 99.25

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS THIRD
QUARTER EARNINGS

Earnings per share up 11.5 percent; revenue increases 8.5 percent

TULSA, OKLAHOMA, October 27, 2005: Dollar Thrifty Automotive Group, Inc. (NYSE:DTG) today reported results for the third quarter ended September 30, 2005. Total revenue for the 2005 third quarter was $456.7 million, an 8.5 percent increase over the 2004 third quarter. Net income for the quarter was $28.4 million, or $1.07 per diluted share. For the comparable 2004 quarter, net income was $25.0 million, or $.96 per diluted share.

For the nine months ended September 30, 2005, total revenue was $1.2 billion, an 8.6 percent increase over the comparable period in 2004. Net income for the nine months ended September 30, 2005, was $52.7 million, or $2.00 per diluted share, compared to $49.4 million, or $1.88 per diluted share, which includes the $.14 per share favorable cumulative effect of a change in accounting principle for the comparable nine months of 2004.

Third quarter vehicle rental revenue increased 10.9 percent over the 2004 third quarter to $419.1 million, driven by an 11.7 percent increase in rental days partially offset by a 0.7 percent decline in revenue per day. Same store rental days were up 4.6 percent and franchise acquisitions added another 7.1 percent to rental day growth. Vehicle leasing revenue declined from last year’s third quarter due to fewer vehicles leased to franchisees resulting primarily from franchise acquisitions, which was partially offset by higher lease rates.

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DTG

“We are very pleased with our strong third quarter performance,” Gary L. Paxton, President and Chief Executive Officer, said. “We achieved strong same store rental day growth, high utilization of our vehicle fleet and did a good job of managing costs. We were very successful in growing reservations on the Internet and in particular our own branded Web sites, dollar.com and thrifty.com. We were challenged during the quarter from the damaging hurricanes which hit the Gulf Coast region and are extremely proud of our employees’ efforts to assist their customers and colleagues during and following these disasters. Hurricane-related damage to our facilities and vehicles and reduced rental volume at our New Orleans operations impacted third quarter pretax results by about $2 million.

“We were also pleased with the recent passage in August of the Highway Bill which removed unlimited vicarious liability for vehicle rental and leasing companies. We anticipate this new law will lower our annual insurance costs by $12 million to $14 million. As we previously said, we are experiencing significant cost increases for 2006 model year vehicles and we continue to implement cost saving initiatives and revenue improvement opportunities.”

During the third quarter, the Company purchased 18,800 shares under its $100 million share repurchase program at a total cost of $607,000. Since announcing the program in July 2003, the Company has purchased 1.5 million shares at a cost of $44.7 million. Repurchases in the third quarter were minimal due to the Company's determination during the quarter that it was appropriate to temporarily suspend the repurchase program. This suspension will remain in effect until the Company determines that it is appropriate to restart the program.

The Company does not intend to comment further with respect to the reasons for the suspension, other than to assure investors that it is not the result of any accounting or regulatory issue. The Company remains committed to its share repurchase program and intends to restart the program as soon as appropriate.

Outlook

“Industry rental pricing remains very competitive although we are starting to see higher rental rates at many of our locations,” Paxton said. “We are narrowing our 2005 earnings per share guidance range to $2.05 - $2.15 based on achieving full year same store rental day growth of 2.5 to 3.0 percent and revenue per day down 0.5 to 1.0 percent from last year. Our previous earnings per share guidance range was $2.00 - $2.20 based on revenue per day being flat with the prior year.”

The Dollar Thrifty Automotive Group, Inc. third quarter 2005 earnings release conference call will be held on Thursday, October 27, 2005, at 10:00 a.m. (central time). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, dtag.com, or by dialing 888-390-5183 (domestic) or 630-395-0022 (international), using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through November 10, 2005, by calling 800-860-4696 (domestic) or 203-369-3836 (international). The replay will also be available via the corporate Web site for one year.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have approximately 800 corporate and franchised locations in the United States and Canada, and they have operations at most major airports. The Company's more than 8,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

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DTG

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	September 30,		Total revenues
	2005	2004	2005	2004

Revenues:
Vehicle rentals	$419,145	$377,989	91.8%	89.8%
Vehicle leasing	19,630	24,688	4.3%	5.9%
Fees and services	14,778	16,384	3.2%	3.9%
Other	3,193	2,085	0.7%	0.4%

Total revenues	456,746	421,146	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	230,539	205,832	50.5%	48.9%
Vehicle depreciation and lease charges, net	92,430	88,033	20.2%	20.9%
Selling, general and administrative	61,486	60,487	13.5%	14.4%
Interest expense, net	26,978	26,280	5.9%	6.2%

Total costs and expenses	411,433	380,632	90.1%	90.4%

Income before income taxes	45,313	40,514	9.9%	9.6%

Income tax expense	16,918	15,480	3.7%	3.7%

Net income	$28,395	$25,034	6.2%	5.9%

Earnings per share:
Basic	$1.13	$1.00
Diluted	$1.07	$0.96

Weighted average number
of shares outstanding:
Basic	25,189,893	24,952,426
Diluted	26,432,107	26,195,471

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Nine months ended		As % of
	September 30,		Total revenues
	2005	2004	2005	2004

Revenues:
Vehicle rentals	$1,067,660	$960,374	91.5%	89.4%
Vehicle leasing	49,467	63,165	4.2%	5.9%
Fees and services	39,508	43,467	3.4%	4.0%
Other	10,587	7,788	0.9%	0.7%

Total revenues	1,167,222	1,074,794	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	631,150	542,480	54.1%	50.5%
Vehicle depreciation and lease charges, net	200,253	222,017	17.2%	20.6%
Selling, general and administrative	176,470	164,287	15.1%	15.3%
Interest expense, net	69,990	68,527	5.9%	6.4%

Total costs and expenses	1,077,863	997,311	92.3%	92.8%

Income before income taxes	89,359	77,483	7.7%	7.2%

Income tax expense	36,643	31,784	3.2%	2.9%

Income before cumulative effect of a change in accounting principle	52,716	45,699	4.5%	4.3%

Cumulative effect of a change in accounting principle	-	3,730	0.0%	0.3%

Net income	$52,716	$49,429	4.5%	4.6%

Basic earnings per share:
Income before cumulative effect of a change in accounting principle	$2.10	$1.83
Cumulative effect of a change in accounting principle	-	0.15

Net income	$2.10	$1.98

Diluted earnings per share:
Income before cumulative effect of a change in accounting principle	$2.00	$1.74
Cumulative effect of a change in accounting principle	-	0.14

Net income	$2.00	$1.88

Weighted average number
of shares outstanding:
Basic	25,101,071	24,983,528
Diluted	26,397,426	26,265,039

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Nine months ended
	September 30, 2005		September 30, 2005

OPERATING DATA:
Vehicle Rental Data: (includes new stores)

Average number of vehicles operated	130,115		115,787
% change from prior year	9.4%		12.9%
Number of rental days	10,392,740		26,907,381
% change from prior year	11.7%		11.8%
Vehicle utilization	86.8%		85.1%
Percentage points change from prior year	1.7 p.p.		(0.5) p.p.
Average revenue per day	$40.33		$39.68
% change from prior year	(0.7%	)	(0.6%	)
Monthly average revenue per vehicle	$1,074		$1,025
% change from prior year	1.4%		(1.4%	)

Same Store Vehicle Rental Data: (excludes new stores)

Average number of vehicles operated	121,790		106,434
% change from prior year	2.4%		3.8%
Number of rental days	9,735,085		24,663,525
% change from prior year	4.6%		2.5%

Vehicle Leasing Data:

Average number of vehicles leased	14,900		12,928
% change from prior year	(30.4%	)	(29.9%	)
Monthly average revenue per vehicle	$439		$425
% change from prior year	14.0%		11.5%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$ 7		$ 20
Non-vehicle capital expenditures (excludes acquisitions)	8		23
Franchise acquisitions	-		4
Cash paid for income taxes	-		-

Selected Balance Sheet Data
(In millions)

	September 30,		December 31,
	2005	2004	2004

	(Unaudited)

Cash and cash equivalents	$279	$199	$204
Restricted cash and investments	417	284	455
Revenue-earning vehicles, net	2,755	2,621	2,268

Total debt (all vehicle debt)	2,925	2,656	2,500
Stockholders' equity	677	591	603